CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - FEBRUARY 2008
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (22,921.741 units) at January 31, 2008           $  36,747,688
Additions of 116.901 units on February 29, 2008                        190,554
Redemptions of (289.314) units on February 29, 2008                   (471,596)
Offering Costs                                                         (28,110)
Net Income - February 2008                                             643,941
                                                                 -------------

Net Asset Value (22,749.328 units) at February 29, 2008          $  37,082,477
                                                                 =============

Net Asset Value per Unit at February 29, 2008                      $  1,630.05
                                                                 =============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                      $    193,384
    Change in unrealized                                              (117,351)

  Gains (losses) on forward and options on forward contracts:
    Realized                                                            38,046
    Change in unrealized                                               549,990
  Interest income                                                       80,489
                                                                 -------------

                                                                       744,558
                                                                 -------------

Expenses:
  Brokerage fee                                                         93,632
  Performance fee                                                            0
  Operating expenses                                                     6,985
                                                                 -------------

                                                                       100,617
                                                                 -------------

Net Income (Loss) - February 2008                               $      643,941
                                                                 =============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on February 29, 2008                      $  1,630.05

Net Asset Value per Unit on January 31, 2008                       $  1,603.18

Unit Value Monthly Gain (Loss) %                                        1.68  %

Fund 2008 calendar YTD Gain (Loss) %                                    1.65  %


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Dollar's Decline Contributes to Positive Performance...

The U.S. Dollar weakened against all major currencies in February (except BP) as U.S. economic data generally disappointed, stagflation concerns grew, and U.S. rate expectations declined dramatically. Campbell's trading performance benefited from the U.S. Dollar decline to new lows, along with the Euro's break to an all-time high and a more than 4% gain by the Australian Dollar.

Additional gains were recorded in Equity Indices trading as the S&P 500, Dow and Nasdaq continued the 2008 downslide that started in January. Consumer confidence fell to a 16-year low amid an ongoing drop in the value of real estate and a surge in residential foreclosures.

Trading in Fixed Income was relatively flat as recession fears and credit losses continued to grow, causing a steepening in the curve. Energy and Metals trading performance was also flat, despite the continued speculative rally in precious and base metals and crude oil.

Please do not hesitate to contact me if you have any questions.
Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust